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                                DEPOSIT GUARANTY CORP.
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                          Nine Months Ended
                                                       Year Ended December 31,                               September 30,
                                               ------------------------------------------------------     ---------------------
                                               1990          1991        1992       1993      1994        1994       1995
                                                                     (amounts of thousands)
   EARNINGS
   Income before income taxes                   $32,932     $42,310     $59,784     $93,854    $99,593    $71,0475   $82,529
   Interest on Federal funds purchased,
     securities sold under agreements to
     repurchase and other short-term borrowings  36,549      24,814      16,632      14,492     16,565     11,616     22,389
   Interest on long-term debt                     2,107       2,102         563          --         --         --         --

   EARNINGS INCLUDING INTEREST ON DEPOSITS       71,588      69,226      76,979     108,346    116,158     82,661    104,918
   Interest on deposits                         218,367     204,557     138,264     110,195    109,316     79,995    104,739

   EARNINGS EXCLUDING INTEREST ON DEPOSITS      289,955     273,783     215,243     218,541    225,474    162,656    209,657

   FIXED CHARGES
   Interest on Federal funds sold, securities
     sold under agreements to repurchase
     and other short-term borrowings             36,549      24,814      16,632      14,492     16,565     11,616     22,389
   Interest on long-term debt                     2,107       2,102         563          --         --         --         --

   FIXED CHARGES EXCLUDING INTEREST ON DEPOSITS  38,656      26,916      17,195      14,492     16,565     11,616     22,389
   Interest on deposits                         218,367     204,557     138,264     110,195    109,316     79,995    104,739

   FIXED CHARGES INCLUDING INTEREST ON DEPOSITS 257,023     231,473     155,459     124,687    125,881     91,611    127,128

   COMBINED FIXED CHARGES AND PREFERRED STOCK
   DIVIDEND REQUIREMENTS
   Fixed charges excluding interest on deposits  38,656      26,916      17,195      14,492     16,565     11,616     22,389
   Preferred stock dividend requirements             --          --          --          --         --         --         --
   Fixed charges including interest on deposits 257,023     231,473     155,459     124,687    125,881     91,611    127,128
   Preferred stock dividend requirements             --          --          --          --         --         --         --

   RATIOS
   Earnings to fixed charges:
     Excluding interest on deposits                1.85        2.57        4.48        7.48       7.01       7.12       4.69
     Including interest on deposits                1.13        1.18        1.38        1.75       1.79       1.78       1.65

  Earnings to combined fixed charges and
    preferred stock dividend requirements
    Excluding interest on deposits                 1.85        2.57        4.48        7.48       7.01       7.12       4.69
    Including interest on deposits                 1.13        1.18        1.38        1.75       1.65       1.78       1.79

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